Exhibit 5.1

26 June 2013	Our Ref: ML/jee/O0758-101478

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman KY1-9005

Cayman Islands

Dear Sirs

HOME LOAN SERVICING SOLUTIONS, LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration of a secondary public offering of ordinary shares of par value US$0.01 each (the “Shares”) of Home Loan Servicing Solutions, Ltd. (the “Company”) under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to the terms of the Prospectus (as defined in Schedule 1) and the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The Company has full corporate power and authority to execute and deliver the Registration Statement and to perform its obligations under the Registration Statement and the Prospectus.

3.	The Shares to be offered by the Company, as contemplated by the Registration Statement and the Prospectus, have been duly authorised by all necessary corporate action of the Company and, upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued credited as fully paid), delivery and payment therefore by the holder in accordance with the Memorandum and Articles of Association (as defined in Schedule 1), and in the manner contemplated by the

Walkers

Walker House, 87 Mary Street, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

WALKERS

Registration Statement, the Prospectus and the Underwriting Agreement (as defined in Schedule 1), the Shares will be validly created, issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

The foregoing opinions are given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents. Any Document executed as a deed was executed as a single physical document (whether in counterpart or not) in full and final form.

2.	The Memorandum and Articles of Association (as defined in Schedule 1) reviewed by us are the memorandum and articles of association of the Company in force at the date hereof.

3.	That the copies of the Company Records (as defined in Schedule 1) of the Company provided to us by the Registered Office are true and correct in all respects and reflect all matters required by law and the Memorandum and Articles of Association to be recorded therein.

4.	The accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Underwriting Agreement and all other documents reviewed by us.

5.	That the Company will receive consideration in money or money’s worth for each Share when issued at the agreed issue price as per the terms of the Registration Statement and the Prospectus, such price in any event not being less than the stated par or nominal value of each Share.

6.	The Shares will be issued credited as fully paid.

7.	The Resolutions of the directors of the Company and of the member of the Company each remain in full force and effect and have not been rescinded or amended.

8.	Each of the Registration Statement, the Prospectus and the Underwriting Agreement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

9.	The choice of New York law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York as a matter of New York law and all other relevant laws (other than the laws of the Cayman Islands).

WALKERS

10.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Underwriting Agreement.

11.	All preconditions to the obligations of the parties to the Underwriting Agreement will be satisfied or duly waived prior to the issue and sale of the Shares and there will be no breach of the terms of the Underwriting Agreement.

12.	The register of members of the Company is maintained by American Stock Transfer & Trust Company, LLC (the “Registrar and Transfer Agent”) and such register constitutes a complete and accurate record of the members of the Company.

13.	The letter dated 26 June 2013 from the Registrar and Transfer Agent addressed to Walkers (the “Transfer Agent Letter”) accurately reflects the Company’s register of members in relation to the number of ordinary shares of the Company that were issued (excluding the Shares) on the date of the Transfer Agent Letter.

14.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

Our opinion as to good standing of the Company is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies in respect of the Company. The Company shall be deemed to be in good standing under section 200A of the Companies Law if all fees and penalties under the Companies Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Law.

We have not been supplied with a copy of the register of members of the Company for the purposes of this opinion.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement (as defined in Schedule 1). We also hereby consent to the reference to this firm in the Prospectus Supplement under the heading “Enforceability of Civil Liabilities”.

Yours faithfully

/s/ Walkers

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 1 December 2010, the Amended and Restated Memorandum and Articles of Association as adopted on January 27, 2012 (the “Memorandum and Articles of Association”), Register of Directors, Register of Officers and Register of Mortgages and Charges, copies of which have been provided to us by its registered office in the Cayman Islands (together the “Company Records”).

2.	A Certificate of Good Standing dated 25 June 2013 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.	Copies of the executed minutes of meetings of the Board of Directors of the Company dated April 8, 2013 and written resolutions of the Board of Directors of the Company dated June 18, 2013 (together, the “Resolutions”).

4.	Copies of the following documents (the “Documents”):

(a)	the prospectus supplement dated June 20, 2013 (the “Prospectus Supplement”) in respect of the offer by the Company of ordinary shares of par value US$0.01 per share, with provision for the underwriters of the offering to purchase additional ordinary shares, of up to an aggregate of 14,950,000 shares (together, the “Securities”) and a related prospectus dated April 30, 2013 (together with the Prospectus Supplement, the “Prospectus”) forming a part of the Registration Statement (as defined below) filed by the Company with the United States Securities Exchange Commission (“SEC”) pursuant to the Securities Act;

(b)	the executed registration statement on Form S-3 dated April 30, 2013 filed by the Company with the SEC pursuant to the Securities Act (the “Registration Statement”);

(c)	a draft copy of the form of Underwriting Agreement (received by email on 20 June 2013) to be entered into between the Company and Wells Fargo Securities, LLC and others as Representatives of the several Underwriters named therein (the “Underwriting Agreement”); and

(d)	such other documents as we have deemed necessary to render the opinions set forth herein.